Exhibit 11.1

                     U.S. RESTAURANT PROPERTIES MASTER L.P.
                       COMPUTATION OF NET INCOME PER UNIT
                        ($000's, except per unit amounts)
                                   (Unaudited)



                                                         Three months ended        Six months ended
                                                              June 30,                June 30,
                                                     -------------------------  -----------------------
                                                         1997         1996          1997        1996
                                                      ---------     ---------    ---------   ---------

Net income                                            $  2,147      $  1,862     $  4,099    $  3,184
Net income applicable to general partner                   (42)          (37)         (81)        (63)
                                                      ---------     ---------    ---------   ---------

Net income applicable to unitholders (1)              $  2,105      $  1,825     $  4,018    $  3,121
                                                      =========     =========    =========   =========

Net income per unit - Primary                         $   0.27      $   0.33     $   0.54    $   0.60
                                                      =========     =========    =========   =========

Net income per unit - Fully Diluted (2)               $   0.27      $   0.33     $   0.54    $   0.59
                                                      =========     =========    =========   =========


Weighted average number of units outstanding
Primary:
    Weighted average number of units, excluding
      equivalents                                        7,623         5,363        7,270       5,095
    Dilutive effect of outstanding options                 137           149          139         114
                                                      ---------     ---------    ---------   ---------
    Primary weighted average units outstanding           7,760         5,512        7,409       5,209
                                                      =========     =========    =========   =========


Fully Diluted (2):
    Weighted average units outstanding, excluding
       equivalents                                       7,623         5,363        7,270       5,095
    Dilutive effect of outstanding options                 143           164          149         164
                                                      ---------     ---------    ---------   ---------
    Fully diluted weighted average units outstanding     7,766         5,527        7,419       5,259
                                                      =========     =========    =========   =========



(1) Income allocable to unitholders represents 98.02 % of net income

(2) This calculation is submitted in accordance with Securities Exchange Act of 1934 Release No. 9083, although not required by APB Opinion No. 15, because it results in dilution of less than three percent.